Exhibit 10(b)

DEFERRED EXECUTIVE COMPENSATION AGREEMENT

BETWEEN

_________________

AND

_________________

         This Deferred Executive Compensation Agreement (the "Agreement") is entered into as of December 3, 2004 by and between __________________________ (the "Company") and ___________________ (the "Executive").

Nature and Purpose of this Agreement

        This agreement is a non-qualified, unfunded Agreement that provides for a deferred retention bonus to the Executive as hereinafter set forth.

Payment Upon Death

        Upon the death of the Executive, the Company shall pay the Death Retention Bonus as set forth on Schedule A attached to this Agreement (the “Death Retention Bonus”) in accordance with the provisions hereof. Payment shall be made to Executive’s named beneficiaries or Executive’s estate, if no beneficiary is named. Any amount paid is taxable to the Executive in the year of death, and will be reported as such by the Company.

        The Executive shall submit a written designation of primary and secondary beneficiaries to whom payment shall be made in the event of Executive’s death. The Executive shall have the right at any time subsequent thereto to change that designation in writing, which designation shall become effective upon receipt by the Company. An approved beneficiary designation form is attached as Schedule B.

        As a condition to payment, Executive’s beneficiary shall present to Company acceptable proof of death as shall be required by Company.

Payment Based Upon Separation from Employment prior to Normal Retirement

        If Executive is separated from active employment with the Company for any reason (other than for cause, death or disability) prior to the Executive’s Normal Retirement Date (as defined in the Furniture Brands Retirement Plan), then the Company shall pay at the time of

Executive’s death the Termination Retention Bonus amount set forth on Schedule A based upon Executive’s age at the time of termination.

Payment Based Upon Disability Prior to Normal Retirement

        If Executive suffers disability prior to Executive’s Normal Retirement Date, then the Company shall pay at the time of Executive’s death, the Death Retention Bonus set forth on Schedule A attached to this Agreement.

        Disability shall mean such manifest mental or physical condition that permanently and totally prevents Executive from performing Executive’s job duties and functions as determined in the sole discretion of the Executive Compensation and Stock Option Committee of the Board of Directors of Furniture Brands International, Inc. or its equivalent successor (the “Committee”).

Option at Retirement

        Upon the Executive reaching Normal Retirement Age, the Executive may elect to take the one time cash option as defined on Schedule A attached to this Agreement. The election must be made within thirty (30) days after reaching the Normal Retirement Age or it lapses. Payment shall be made within a reasonable time allowing for processing after the election. This option may be modified or eliminated as deemed necessary or desirable by the Company to respond to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued with respect thereto.

Risk of Forfeiture

        The Executive will not have access to any part of the amounts payable under this Agreement until the occurrence of certain events and presentation of all required proofs. All such amounts are and shall remain subject to a substantial risk of forfeiture. Other than naming the beneficiary or beneficiaries under this Agreement, the Executive has no right to transfer any rights under this Agreement.

Termination for Cause

        Notwithstanding any provision of this Agreement to the contrary, no amounts shall be payable under this Agreement if the Executive is terminated for Cause. “Cause” means (i) an act or acts of personal dishonesty taken by the Executive that either injures or reflects negatively upon the Company, (ii) unsatisfactory performance by the Executive of his employment obligations to the Company as determined by the Company, (iii) violations by the Executive of Company policies, or (iv) the conviction of the Executive of a felony.

Unfunded Agreement

        This Agreement shall constitute nothing more than an unfunded, unsecured promise by the Company to pay the amounts determined under this Agreement. No provision shall at any time be required with respect to segregating any assets of the Company for payment of any amounts under this Agreement. Neither the Executive nor any beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a payment under this Agreement and any such person shall have only the rights of a general unsecured creditor of the Company. Nothing contained in the Agreement shall constitute a guaranty by the Company that the assets of the Company will be sufficient to pay any amounts under this Agreement.

Change of Control

        In order to provide security against a Change of Control or repudiation of the Agreement at a later date, the Company may, in the sole discretion of the Committee, finance its obligations under this Agreement through the creation and funding of a Rabbi Trust upon such terms as may be determined by the Company.

Offsets

        A payment under any provision of this Agreement shall eliminate any obligation to make payment under any other provision of this Agreement. If the Executive becomes entitled to a distribution hereunder and the Executive has any debt, obligation or other liability representing an amount owed to the Company, and if such debt, obligation, tax withholding or other liability is due and owing at the time payments are payable hereunder, the Company may offset the amount owing it against the amounts otherwise payable by the Company hereunder.

Governing Law

        To the extent federal laws do not otherwise control, the Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Binding Effect

        This Agreement shall be binding on the Company and its successors and assigns. In the event of the merger or consolidation of the Company with or into any other corporation, or in the event substantially all of the assets of the Company shall be transferred to another corporation, the successor corporation, resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or sale, assume the obligations of the Company under this Agreement and shall be substituted for the Company under this Agreement.

(Company Name)

By:	________________________________________
Its:	________________________________________

(Executive’s Name)

By:	________________________________________